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                                                                 EXHIBIT 99.1

CONTACT:  CAM L. GARNER
          CHAIRMAN AND CHIEF EXECUTIVE OFFICER
          DURA PHARMACEUTICALS, INC.
          (619) 457-2553


DURA PHARMACEUTICALS ANNOUNCES ACQUISITION OF EXCLUSIVE DISTRIBUTION RIGHTS FOR
      TWO PATENTED ANTIBIOTIC PRODUCTS, MAXIPIME-Registered Trademark- AND
            AZACTAM-Registered Trademark-, FROM BRISTOL-MYERS SQUIBB

     SAN DIEGO, CA -- December 22, 1998 -- Dura Pharmaceuticals, Inc. (NASDAQ NNM: DURA) (Dura) today announced that it has signed an agreement for exclusive U.S. distribution rights for the patented hospital antibiotic products Maxipime-Registered Trademark- IV/IM (cefepime HCl) and Azactam-Registered Trademark- IV/IM (aztreonam) from Bristol-Myers Squibb Company (NYSE:BMY) for an initial payment of $60 million, a payment of $70 million due in 2003 and additional contingent payment amounts. In addition, the companies have entered into a transitional co-promotion agreement in which Bristol-Myers Squibb will dedicate a hospital sales force to promote the products in 1999. The transaction will be effective January 1, 1999. Bristol-Myers Squibb will be responsible for the manufacture and supply of the products for Dura. Dura expects that Maxipime-Registered Trademark- and Azactam-Registered Trademark- could generate combined sales of $60 - $65 million in 1999. The market for intravenous (IV) antibiotics in the U.S. totaled approximately $1.4 billion in 1997.

     "With the potential for peak annual combined revenues to be more than twice our first year expectations, Maxipime-Registered Trademark- and Azactam-Registered Trademark- are strategically and financially significant for Dura," said Cam L. Garner, Dura's Chairman and CEO. "They support our respiratory-focused business strategy while funding our expansion into the hospital market, which offers substantial opportunity for additional product acquisitions and represents an important distribution channel for our Spiros-Registered Trademark- products, pending FDA approval. Importantly, these products will not detract from our promotional efforts that have provided solid growth momentum for Ceclor-Registered Trademark- CD (cefaclor extended release tablets) and Nasarel-Registered Trademark-(flunisolide). Indeed, they allow us to apply our expertise and knowledge base of antibiotic therapies and respiratory infection to the hospital market, as the products are indicated in part for acute respiratory infection such as pneumonia, the most frequently treated hospital infection."

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     In addition to the strategic fit of the products, Dura expects
Maxipime-Registered Trademark- and Azactam-Registered Trademark- to have positive financial impact. "In 1999, we expect that the products will be mildly accretive to earnings as we will simultaneously co-promote the products with Bristol-Myers Squibb and invest in building our own hospital sales force. Sales of Maxipime-Registered Trademark- and Azactam-Registered Trademark- in the year 2000 will support our goal to deliver 35% growth in earnings-per-share, even if major pre-launch or launch expenses are incurred for our Spiros-Registered Trademark- products during that time," said Mr. Garner.

     Dura Pharmaceuticals is a San Diego-based developer and marketer of prescription pharmaceutical products for the treatment of allergies, asthma and related respiratory conditions, and is developing a pulmonary drug delivery system. Dura's mission is to be the leading pharmaceutical company with a focus in the high-growth U.S. respiratory market. The Company is pursuing that goal through two major strategies: (1) acquiring late-stage prescription pharmaceuticals and/or companies with rights to such pharmaceuticals for marketing to high-prescribing respiratory physicians and
(2) developing Spiros-Registered Trademark-, a proprietary dry powder pulmonary drug delivery system.

     Bristol-Myers Squibb is a diversified worldwide health and personal care company whose principal businesses are pharmaceuticals, consumer medicines, beauty care, nutritionals and medical devices. It is a leading maker of innovative therapies for cardiovascular, metabolic and infectious diseases, central nervous and dermatological disorders, and cancer. The company is a leader in consumer medicines, orthopaedic devices, ostomy care, wound management, nutritional supplements, infant formulas, and hair and skin care products.

     Except for the historical and factual information contained herein, the matters discussed in this press release may contain forward-looking statements which involve risks and uncertainties, including market conditions, competitive products and pricing, seasonality, the ability of the Company to add qualified sales representatives in a timely manner, the timely establishment of a hospital sales force, the timely development of the Spiros-Registered Trademark- system, the timely receipt of FDA approval of Spiros-Registered Trademark- products, if at all, Dura's limited manufacturing experience, dependency upon third parties and their successful development efforts and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual results may differ materially from those projected. Any forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

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